Exhibit 99.1

Contact	Colleen Tunney-Ryan

E-mail	ctunney@transunion.com

Telephone	312-466-8389

For Immediate Release

TransUnion Names LexisNexis’ Jim Peck as Its New Chief Executive Officer

Chicago, Dec. 11, 2012 – TransUnion announced today that Jim Peck has been named the new chief executive officer (CEO) and president of the company. Peck succeeds Bobby Mehta who, as previously announced, will continue to serve on TransUnion’s board and serve as an advisor to the company.

Peck, 49, comes to TransUnion from Reed Elsevier, a FTSE 100 company, where he has led the LexisNexis Risk division of Reed Elsevier since 2004, most recently serving as the CEO since October of 2008. Prior to 2004, Peck was the senior vice president and chief product officer for LexisNexis group with responsibility for leading product development and engineering to deliver online solutions to serve its global markets. Peck holds a bachelor’s degree from University of Dayton in Management Information Systems and a Master of Business Administration from The Ohio State University.

“Jim’s background, experience and deep industry knowledge will bring immediate benefits to our organization,” said Mehta. “His in-depth knowledge in analytics and risk management as well as his proven track record of execution and of developing high performance organizations will serve TransUnion’s shareholders and associates well.”

“I look forward to working with the TransUnion leadership team and associates to build on the foundation that Bobby has been instrumental in establishing over the past five years,” said Peck. “I am honored and excited to have the opportunity to lead the organization to its next era of success.”

Peck will take up his new duties on December 31, 2012 and shortly thereafter will be appointed a member of the board of directors.

About TransUnion

As a global leader in information and risk management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering high quality data, and integrating advanced analytics and enhanced decision-making capabilities. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 33 countries around the world. www.transunion.com

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